Proxy Results

Tri-Continental Corporation Stockholders voted on the following proposals at the Annual Meeting of Stockholders on May 30, 2007, in Baltimore, MD. The description of each proposal and the voting results are stated below. Three Directors were re-elected, the selection of Deloitte & Touche LLP as auditors for 2007 was ratified, and the proposal to implement a Distribution Policy was approved.


                                       For                Withheld

Election of Directors:
John F. Maher                     86,809,921              5,372,918
Frank A. McPherson                86,669,631              5,513,208
Leroy C. Richie                   86,754,464              5,428,375



                                   For          Against          Abstain


Ratification of Deloitte &
Touche LLP as auditors        90,227,419       1,064,022         891,418


                                   For          Against          Abstain
To implement a --
Distribution
Policy                        59,463,835       6,205,782       1,532,018